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                                                                   EXHIBIT 99.2




FOR IMMEDIATE RELEASE

Contact:  NeoTherapeutics, Inc.                   Ruder Finn, Inc.
          Carol M. Hess, Investor Relations       Robert D. Ferris
          Tel: (949) 788-6700 Tel:                (212) 715-1573
          Fax: (949) 788-6706 Fax:                (212) 715-1660

                     EXPERIMENTS SHOW AIT-082 IS ABLE TO PREVENT

                      DETRIMENTAL EFFECTS OF SEVERE BRAIN DAMAGE


IRVINE, Calif., May 21, 1998 -- NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced that new and important findings demonstrate that its lead compound, AIT-082 (NEOTROFIN-TM-), has been able to prevent the subsequent detrimental effects of severe brain damage.

These findings, which may open a novel therapeutic approach to the treatment of brain and spinal cord injuries, were presented today by Drs. R. Ciccarelli and
P. Di Iorio of the Department of Biomedical Sciences, University of Chieti, Italy, at the 6th International Symposium on Adenosine and Adenine Nucleotides, held in Ferrara, Italy.

They reported that a type of supporting cell in the brain - astrocytes - could produce factors that protect the brain against both acute damage following injuries or stroke and against chronic damage as well. These protective factors include nerve growth factor (NGF) as well as two other proteins, S100B and transforming growth factor beta (TGF beta). When the brain or spinal cord are damaged, guanosine, which is present normally in every cell, can be released in high concentrations to stimulate astrocytes to produce these protective factors.

Though guanosine cannot be used as a therapeutic because it is broken down before it can be absorbed, AIT-082 has been shown to activate the production of these neuroprotective proteins from astrocytes, just like guanosine. In experimental models, Drs. Ciccarelli and Di Iorio have been able to prevent the subsequent detrimental effects of severe brain damage by using AIT-082. This compound is under development by NeoTherapeutics as a therapeutic for neurodegenerative diseases such as Alzheimer's disease.

Professor Francesco Caciagli, Chairman of the Department of Biomedical Sciences at the University of Chieti, who was a co-author of this study with Drs. Ciccarelli and Di Iorio, stated that "AIT-082 is a very potent drug. It does not have any important side effects and also enters the brain and spinal cord after being taken by mouth," said Professor Caciagli. "I think that it can therefore be a very good candidate for the treatment of a number of acute injuries of brain and spinal cord including trauma, stroke, transient ischemia and other disorders."

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AIT-082 IS ABLE TO PREVENT DETRIMENTAL EFFECTS OF SEVERE BRAIN DAMAGE
May 21, 1998
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Professor Caciagli added, "As far as our Department is concerned, this development is very exciting. The Department is playing a major role in developing entirely new strategies in the treatment of neurological disorders. Ongoing collaborations with other groups, particularly NeoTherapeutics, is very productive for our Department in these endeavors."

NeoTherapeutics is engaged in the discovery and development of drugs that act on the central nervous system to repair nerve cells and treat neurodegenerative diseases such as Alzheimer's disease, spinal cord injury, Parkinson's disease and stroke as well as other neurological conditions such as migraine. NeoTherapeutics' products are orally administered and based upon patented technologies. AIT-082 (NEOTROFIN-TM-) is currently in human clinical trials for the treatment of Alzheimer's disease. For additional company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the biological activity, side effect profile and efficacy of AIT-082, the early stage of product development, the potential need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

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